Exhibit 21.1

                               SODAK GAMING, INC.

                         SUBSIDIARIES OF THE REGISTRANT



Sodak Gaming Mississippi, Inc.


Sodak Gaming Colorado, Inc.


Sodak Gaming Texas, Inc.


Sodak Gaming International, Inc.


S.G. International, Inc.


Ecuasodak, S.A.


Gamblers Supply Management Company


Sodak Louisiana, L.L.C.


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